Exhibit 99.1

USA Compression Announces Credit Facility Amendment Providing Enhanced Financial and Operating Flexibility;

Affirms 2016 Outlook

AUSTIN, Texas, March 21, 2016 — USA Compression Partners, LP (NYSE: USAC) (the “Partnership”) today announced it has closed the Third Amendment to its Fifth Amended and Restated Credit Agreement.  The amendment provides additional flexibility for the Partnership under the financial leverage ratio covenant, which is expected to allow the Partnership to continue to operate its business in the near term without the need to raise additional capital from equity sales.

“This amendment provides the Partnership with incremental flexibility in managing our balance sheet, leverage and distribution policy as we continue to operate in a challenging energy market,” said Eric D. Long, President and Chief Executive Officer of the Partnership. “We view the amendment as a strong show of support by our lender group.  This is another indication of the confidence that has been built during the long-standing working partnership we have enjoyed with our lender group, led by JPMorgan Chase since 2004.  This amendment provides the Partnership with enhanced ability to navigate through an uncertain energy marketplace and we believe dismisses any need for equity financing in the near term, the cost of which is currently at a level we deem unattractive and uneconomic,” he said.

“We continue to see stability in our cash flows during this period of depressed commodity prices.  For 2016, our primary areas of focus continue to be maintaining capital discipline, utilizing our fleet as efficiently as possible and maximizing our operating margins.  We affirm the 2016 Outlook provided in our February 10, 2016 Earnings Release,” he said.

About USA Compression Partners, LP

USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. The Partnership partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil.  The Partnership focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications.  More information is available at usacompression.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release may be forward-looking statements as defined under federal law. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of the Partnership, and a variety of risks that could cause results to differ materially from those expected by management of the Partnership. These risks include, but are not limited to, changes in the long-term demand for crude oil and natural gas, the demand for the Partnership’s compression services and actions taken by its customers, competitive conditions in the industry, and changes in general economic conditions, including the overall economic outlook of the oil and natural gas industry, as well as other risks discussed in the Partnership’s filings with the U.S. Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Investor Contacts:

Matt Liuzzi

Chief Financial Officer

(512) 369-1624

mliuzzi@usacompression.com

Mike Lenox

VP — Finance

(512) 369-1632

mlenox@usacompression.com

William Lehner

Director — Business Development / IR

(512) 369-1623

wlehner@usacompression.com